Exhibit 99.1
Joint Filing Agreement
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the beneficial ownership of shares of Common Stock of PhotoMedex, Inc.
This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.
Dated as of March 9, 2009

Perseus Partners VII, L.P.

By:	Perseus Partners VII GP, L.P.,
its general partner

By:	Perseus Partners VII GP, L.L.C.,
its general partner

By:	/s/ Kenneth M. Socha

	Name:	Kenneth M. Socha
	Title:	Senior Managing Director

Mr. Frank H. Pearl

By:	/s/ Kenneth M. Socha

	Name:	Kenneth M. Socha
	Title:	Attorney-in-Fact for Frank H. Pearl